Exhibit 12.1

	Year ended September 30,

	1998			1999			2000			2001			2002			March 31, 2003
	UK GAAP	Adjustments from UK to US GAAP	US GAAP	UK GAAP	Adjustments from UK to US GAAP	US GAAP	UK GAAP	Adjustments from UK to US GAAP	US GAAP	UK GAAP	Adjustments from UK to US GAAP	US GAAP	UK GAAP	Adjustments from UK to US GAAP	US GAAP	UK GAAP	Adjustments from UK to US GAAP	US GAAP
Income from continuing operations before income taxes	161	(97)	64	114	(124)	(10)	280	(106)	174	383	(84)	299	191	44	235	(44)	(96)	(140)
Less:
Income related to equity method invested	(30)		(30)	(6)		(6)	(1)		(1)	—		—	—		—	—		—
Add/(deduct):
Fixed charges	177		177	211		211	257		257	283		283	196		196	84		84
Distributed income of equity method investees	—		—	3		3	—		—	—		—	—		—	—		—

Earnings	308	(97)	211	322	(124)	198	536	(106)	430	666	(84)	582	387	44	431	40	(96)	(56)

Fixed charges:
Interest expense	167		167	188		188	209		209	224		224	176		176	75		75
Estimate of interest with rent expense	18		18	23		23	48		48	59		59	20		20	9		9
Net interest on associated undertakings	(8)		(8)	—		—	—		—	—		—	—		—	—		—

Total fixed charges	177	—	177	211	—	211	257	—	257	283	—	283	196	—	196	84	—	84

Ratio of earnings to fixed charges	1.7		1.2	1.5		—	2.1		1.7	2.4		2.1	2.0		2.2	—		—
Deficiency in £	—		—	—		(13)	—		—	—		—	—		—	(44)		(140)